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                                               EXHIBIT 99.B10-1
                                               Opinion of Debevoise & Plimpton


                    [Letterhead of Debevoise & Plimpton]





                                                                    May 25, 1994


The Haven Capital Management Trust
c/o Haven Capital Management, Inc.
655 Third Avenue
New York, New York 10017

HCM Partners, L.P.
c/o Haven Capital Management, Inc.
655 Third Avenue
New York, New York 10017

Dear Sirs:

                  We have acted as counsel for each of The Haven Capital Management Trust, a Delaware business trust (the "Trust"), and HCM Partners, L.P., a New York limited partnership (the "Partnership"), in connection with (i) the offer by the Trust of an unlimited number of shares of beneficial interest, par value $.001 per share, of the Trust which have been classified as a series relating to The Haven Fund (the "Shares") and (ii) a proposed agreement and plan of exchange (the "Agreement") providing for the transfer of substantially all of the assets of the Partnership in exchange for Shares (the "Exchange") and the subsequent







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The Haven Capital Management Trust
HCM Partners, L.P.                   -2-                         May 25, 1994

distribution of the Shares received in the Exchange to the partners of the Partnership in exchange for their interests in the Partnership.

                  In so acting, we have participated in the preparation and filing of the Trust's Registration Statement on Form N-1A (File Nos. 33-76670 and 811-8428) relating to the Shares filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), on March 18, 1994 and Pre-Effective Amendment No. 1 thereto to be filed with the Commission on May 25, 1994. The Prospectus included in the Registration Statement on Form N-1A as amended to date is herein called the "Prospectus." We have also participated in the preparation and filing of the Trust's Registration Statement on Form N-14 (File No. 33-76672) relating to the Exchange filed with the Commission on March 18, 1994, Pre-Effective Amendment No. 1 filed with the Commission on April 14, 1994 and Pre-Effective Amendment No. 2 to be filed with the Commission on May 25, 1994. In addition, we have participated in the preparation of the Agreement (a form of which is filed as Attachment B to the Registration Statement on Form N-14).

                  We have also relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

                  We are of the following opinion:

                  1. The Trust is a business trust duly formed and validly existing under the laws of the State of Delaware.

                  2. Assuming the due authorization, execution and delivery of the Agreement by each of the Trust and the Partnership, and the consummation of the Exchange provided







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The Haven Capital Management Trust
HCM Partners, L.P.                  -3-                           May 25, 1994



for therein, the Shares to be issued to the partners of the Partnership upon consummation of the Exchange will have been duly authorized and, when delivered in the manner described in the Agreement, will be validly issued, fully paid and nonassessable by the Trust.

                  3. Upon the issue of the Shares for cash at net asset value and receipt by the Trust of the authorized consideration therefor as set forth in the Prospectus, the Shares so issued in the continuous public offering will be validly issued, fully paid and nonassessable by the Trust.

                  Insofar as the above opinion relates to matters governed by the laws of the State of Delaware, we have relied on the opinion of Richards, Layton & Finger, dated as of today's date, filed as an Exhibit to each of the Trust's Registration Statement on Form N-1A and Registration Statement on Form N-14. The assumptions stated in such opinion are incorporated herein by reference.

                  The Trust is an entity of the type commonly called a "Delaware business trust." The Delaware Business Trust Act provides that a shareholder of a Delaware business trust shall be entitled to the same limitation of liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware. However, no similar statutory or other authority limiting business trust shareholder liability exists in many other states. As a result, to the extent that the Trust or a shareholder is subject to the jurisdiction of courts in those states, the courts may not apply Delaware law, and may thereby subject the Trust's shareholders to liability. The Declaration of Trust states that the Trust's shareholders are entitled to the same limitation of personal liability extended to shareholders of private Delaware corporations for profit (subject to the obligation of a shareholder to make contributions required to be made by the shareholder to the Trust, to make other payments provided for in the







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The Haven Capital Management Trust
HCM Partners, L.P.                  -4-                          May 25, 1994


Agreement and to repay any funds wrongfully distributed to a shareholder from the Trust). The Declaration of Trust contains an express disclaimer of shareholder liability to third parties for acts or obligations of the Trust and requires that notice of such disclaimer be given in each agreement, obligation and instrument entered into as executed by the Trust. The Declaration of Trust provides for indemnification out of the Trust property of any shareholder held personally liable for the obligations of the Trust. Thus, the risk of Trust shareholder liability is limited to circumstances in which (1) a shareholder of a private Delaware corporation for profit would incur financial loss beyond his or her investment or (2) a court refused to apply Delaware law, no contractual limitation of liability was in effect and the Trust itself was unable to meet its obligations.

                  We understand that this opinion is to be used in connection with the registration of the Shares for offering and sale pursuant to the Act. We consent to the filing of this opinion as an Exhibit to each of the Trust's Pre-Effective Amendment No. 2 to the Registration Statement on Form N-14 and Pre-Effective Amendment No. 1 to the Registration Statement on Form N-1A. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.


                                                 Very truly yours,



                                                 /s/ Debevoise & Plimpton